UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): February 26, 2020 (February 25, 2020)

TMSR Holding Company Limited

(Exact name of Company as specified in charter)

Nevada	001-37513	47-3709051
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)
180 Qingnian West Road Hongqiao Building West, 4th Floor Nantong, Jinagsu, China 226001

(Address of Principal Executive Offices) (Zip code)

 +86-0513-8912-3630

(Company’s Telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Company under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

 Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001	TMSR	Nasdaq Capital Market
Warrants to purchase one-half of one share of Common Stock	TMSRW	OTC Pink

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 25, 2020, Mr. Yuguo Zhang tendered his resignation as a director and the Co-Chair of the Board of Directors of TMSR Holding Company Limited (the “Company”), effective February 25, 2020. The resignation of Mr. Zhang has been approved by the Nominating and Corporate Governance Committee, the Compensation Committee and the Board of Directors of the Company. Mr. Zhang remained as the President of the Company.

On the same day, Mr. Xueyuan Han tendered his registration as a director, chairman of the Audit Committee, and member of the Compensation Committee and Nominating and Corporate Governance Committee of the Company, effective February 25, 2020. The resignation of Mr. Han has been approved by the Nominating and Corporate Governance Committee, the Compensation Committee and the Board of Directors of the Company. Mr. Han’s resignation was not the result of any disagreement with the Company’s operations, policies or procedures.

On February 25, 2020, approved by the Board of Directors, the Nominating and Corporate Governance Committee, and the Compensation Committee of the Company, Mr. Wei Xu, a director of the Company, was appointed as the Co-Chair of the Board of Directors; Mr. Mingze Yin, a director of the Company, was appointed as the chairman of the Audit Committee; Mingyue Cai was appointed as a director, the chairman of the Compensation Committee, and a member of the Audit Committee and the Nominating and Corporate Governance Committee; and Bibo Lin was appointed as the Vice President of the Company, all effective February 25, 2020.

Mr. Mingze Yin has been determined by the Board to meet the “audit committee financial expert” standards of the SEC for service on the Audit Committee.

The biographical information of Mr. Mingyue Cai and Mr. Bibo Lin is set forth below:

Mr. Mingyue Cai, age 41, has been the Vice President at Yitu Safety Technology (Shenzhen) Co., Ltd., a PRC company engages in artificial intelligence development and application. From November 2009 to August 2017, he was an administrative director at Rugao Port Group Co., Ltd., a PRC company that focuses on port logistics, industrial park construction and timber, coal and ore trade. From June 2004 to October 2009, Mr. Cai worked as a manager at Shanghai Rishan Environmental Protection Technology Co., Ltd., a PRC company that distribute and retail environmentally friendly cleaning products. Mr. Cai has a bachelor’s degree in administrative management.

Mr. Cai does not have a family relationship with any director or executive officer of the Company. Mr. Cai has not been involved in any transaction with the Company during the past two years that would require disclosure under Item 404(a) of Regulation S-K. The Board has determined that Mr. Cai is independent within the meaning of Nasdaq Listing Rule 5605(a)(2).

Mr. Cai accepted an offer letter from the Company and agreed to receive an annual compensation of $10,000, effective February 25, 2020. The offer letter is qualified in its entirety by reference to the complete text of the agreement, which is filed hereto as Exhibits 10.1.

Mr. Bibo Lin, age 36, is the founder and President of Wuge Network Games Co., Ltd., a PRC company contractually controlled by the Company that develops games and combines IoT and e-commerce based on ChainCode interface. Mr. Lin has extensive experience in information technology and Blockchain technology. From September 2018 to May 2019, Mr. Lin was the CEO of Chengdu Yuan Malian Technology Co., Ltd., a PRC company that engaged in technical support of Internet of Things. From December 2017 to July 2018, Mr. Lin was the CEO of Sichuan Hongming Technology Development Co., Ltd., a PRC company that engaged in the development and maintenance of Internet application software. From February 2015 to January 2018, Mr. Lin was the CEO of Chengdu Huasu Internet Technology Service Co., Ltd., a PRC company that engaged in Internet consulting and Internet project development planning. From February 2014 to January 2015, Mr. Lin was the Vice President at Sichuan Tiangou Technology Co., Ltd., a PRC company that operated e-commerce. Prior to that, Mr. Lin worked for Alibaba Sichuan as a sales manager for 7 years.

Mr. Lin does not have a family relationship with any director or executive officer of the Company. Other than the transaction disclosed in the current report on Form 8-K filed with the U.S. Securities and Exchange Commission (“SEC”) on January 3, 2020 and in the current report on Form 8-K filed with the U.S. Securities and Exchange Commission (“SEC”) on January 29, 2020, both of which are incorporated in its entirety by reference, Mr. Lin has not been involved in any transaction with the Company during the past two years that would require disclosure under Item 404(a) of Regulation S-K.

Mr. Lin entered into an employment agreement with the Company and agreed to receive an annual compensation of $10,000, effective February 25, 2020. The employment agreement is qualified in its entirety by reference to the complete text of the agreement, which is filed hereto as Exhibits 10.2.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	Director Offer Letter between TMSR Holding Company Limited and Mingyue Cai, dated February 25, 2020
10.2	Employment Contract between TMSR Holding Company Limited and Bibo Lin, dated February 25, 2020
99.1	Correspondence of Yuguo Zhang’s Resignation as director and Co-Chair of the Board, dated February 25, 2020
99.2	Correspondence of Xueyuan Han’s Resignation as director, dated February 25, 2020

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TMSR HOLDING COMPANY LIMITED

Date: February 26, 2020	By:	/s/ Yimin Jin
	Name:	Yimin Jin
	Title:	CEO

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